Exhibit 99.1

MGM MIRAGE’S BOARD APPROVES

TEN MILLION SHARE REPURCHASE PROGRAM

Las Vegas, Nevada, February 5, 2003—MGM MIRAGE (NYSE: MGG) today announced that its Board of Directors has approved a stock repurchase program authorizing the Company to purchase up to 10,000,000 shares of the Company’s common stock.  The purchases will be made from time to time in the open market or through privately negotiated third party transactions depending on market conditions.

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MGM MIRAGE is one of the world’s leading and most respected entertainment, hotel and gaming companies that owns and operates 15 casino properties located in Nevada, Mississippi and Michigan.  The company is headquartered in Las Vegas, Nevada and offers an unmatched collection of resort-casinos with a limitless range of choices for guests.  Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result.  Its portfolio of brands include two-time AAA Five Diamond award-winner Bellagio, the MGM Grand Hotel and Casino - The City of Entertainment, The Mirage, Treasure Island, New York - New York Hotel and Casino, the Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; the Golden Nugget in Downtown Las Vegas; Whiskey Pete’s, Buffalo Bill’s, the Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; the Golden Nugget in Laughlin, Nevada; the Beau Rivage resort on the Mississippi Gulf Coast; and the MGM Grand Detroit Casino in Detroit, Michigan.  The Company is also a joint venture partner in Borgata at Renaissance Pointe, a $1 billion destination resort-casino under development in Atlantic City, New Jersey.  Borgata is scheduled to open summer 2003.  Internationally, MGM MIRAGE owns and operates the MGM Grand Hotel and Casino in Darwin, Australia.  For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.